LEHMAN BROTHERS HOLDINGS INC.                                       EXHIBIT 99.3
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)

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

                                                         Three Months Ended
                                                 ------------------------------------

                                                                                            Percentage of
                                                 February 28           February 28          Dollar Change
                                                      2002                 2001               Inc/(Dec)
                                                 ---------------- --- ---------------    -------------------


Revenues:
   Principal transactions                                $   569             $   998
   Investment banking                                        470                 483
   Commissions                                               289                 278
   Interest and dividends                                  2,886               4,981
   Other                                                      12                  12
                                                 ----------------     ---------------
      Total revenues                                       4,226               6,752
   Interest expense                                        2,620               4,869
                                                 ----------------     ---------------
      Net revenues                                         1,606               1,883           (15)%
                                                 ----------------     ---------------

Non-interest expenses:
   Compensation and benefits                                 819                 960
   Technology and communications                             122                 112
   Brokerage and clearance fees                               75                  77
   Occupancy                                                  69                  41
   Business development                                       34                  50
   Professional fees                                          20                  47
   Other                                                      27                  23
                                                 ----------------     ---------------
      Total non-interest expenses                          1,166               1,310           (11)%
Income before taxes and dividends on trust
preferred securities                                         440                 573
   Provision for income taxes                                128                 172
   Dividends on trust preferred securities                    14                  14
                                                 ----------------     ---------------
Net income                                               $   298             $   387           (23)%
                                                 ================     ===============
   Preferred stock dividends                                  36                  12
Net income applicable to common stock                    $   262             $   375           (30)%
                                                 ================     ===============

Earnings per common share
   Basic                                                  $ 1.07              $ 1.52
                                                 ================     ===============
   Diluted                                                $ 0.99              $ 1.39
                                                 ================     ===============



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